UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2016

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1675

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Letter of Intent Agreement

Enertopia has signed a binding letter of intent with a to enter into negotiations to effect the optional acquisition of certain placer mining claims (the “Claims”) in Nevada covering approximately 2,560 acres from S P W Inc. S P W Inc. holds the Claims directly (“Underlying Owner”). Upon the closing date of the transaction (the “Effective Date”) S P W Inc. will have the right to transfer, option, sell or assign the Claims to Enertopia. The Placer mining claims and any underlying agreements will be acquired by Enertopia through a mineral property option agreement, an assignment agreement or an asset acquisition (the “Transaction”) on the terms set forth below.

Upon acceptance of this Offer by S P W Inc. both S P W Inc. and Enertopia are obligated to use their best efforts to complete the Transaction contemplated herein which is subject to the negotiation of definitive documentation (the “Transaction Document”) which shall contain the terms and conditions as set out in this Offer together with all schedules and such other terms and conditions as are customary for transactions of the nature contemplated herein. This Offer is intended to bind the parties, and it is further intended that the terms set forth below will provide the basis upon which Enertopia and S P W Inc. will negotiate in good faith the Transaction Documents. The Transaction Document will supersede this Offer and shall include definitive schedules describing the Placer mining claims and any underlying agreements. All documentation shall be in a form and content satisfactory to each of S P W Inc. and Enertopia and is subject to receiving the approval of their respective boards of directors prior to signing, and in the case of Enertopia the receipt of any necessary regulatory approval(s). When used in this Offer capitalized terms not otherwise defined herein but defined in any of Policy 1 or Policy 8 of the Canadian National Stock Exchange (the “Exchange”) will have the meanings ascribed thereto in such applicable Exchange Policy. Each of Enertopia and S P W Inc. acknowledges that the initial 3,500,000 Enertopia shares (as defined below) to be received by persons or companies who become shareholders of Enertopia following completion of the Transaction may be subject to a legend restricting trading of these shares as required by the applicable regulatory authorities.

Transaction Description

The Transaction may be effected in one of several different ways including a, mineral property option agreement, assignment agreement or an asset acquisition.

The parties will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations. Prior to the Transaction S P W Inc. shall confirm that it owns or controls the Claims.

Purchase Price for the Claims

The consideration payable by Enertopia to S P W Inc. pursuant to this Offer shall consist of:

(a)

paying $7,000 on signing the Offer; such payment is refundable by S P W Inc. if S P W Inc. fails to deliver 1,280 acres the Claims to Enertopia co-incidental with signing of Transaction Documents as described above,

(b)

paying $7,000 on signing of the definitive agreement (the Agreement); such payment is refundable by S P W Inc. if S P W Inc. fails to deliver 1,280 acres the Claims to Enertopia co-incidental with signing of Transaction Documents as described above,

(c)

paying $12,000 on signing of the definitive agreement (the “Agreement”) and issuing 3,500,000 common shares in the capital stock of Enertopia as soon as practicable following the execution of the Agreement,

(d)	paying an optional $12,000 on or before the six month anniversary of the definitive agreement (the “Agreement”),

(a)	paying an optional $22,500 on or before the one year anniversary of the definitive agreement (the “Agreement”),

(e)

issuing an optional 1,000,000 shares in the capital stock of Enertopia per project outlined in the definitive agreement based on certified well results showing a minimum average of 300 ppm Li over 100 feet as long as the Agreement is in good standing. Enertopia is responsible to keep the Placer mineral claims and any underlying agreements in good standing during the currency of the Transaction.

NSR

There is a 1.5% Net Smelter Return (“NSR”) payable on all Placer mining claims from commercial production to be paid according to the terms and conditions as set forth in the Transaction Documents. The NSR can be re purchased for $500,000 per every 0.5% .

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the LOI Agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Intent Agreement dated April 21, 2016

99.1	Press Release dated April 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2016

Enertopia Corp.
By: ”Robert McAllister”
Robert G. McAllister
President and Director